Exhibit 3.24

RH OF TEXAS LIMITED PARTNERSHIP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This Amended and Restated Agreement of Limited Partnership of Scott Felder Limited Partnership (hereinafter referred to as “this Agreement”) is made and entered into as of the 19th day of November, 1998, by and among Ryland Homes of Texas, Inc. (“RHTX”), a Texas corporation (“General Partner”), Ryland Homes Investment - Texas, Inc. (“RHIT”), a Maryland corporation, and The Ryland Group, Inc. (“TRG”), a Maryland corporation, as Limited Partners.

WHEREAS, the General Partner and the Limited Partners have determined to change the name of the Partnership and to expand the Partnership’s operations.

WHEREAS, the General Partner and the Limited Partners desire to amend and restate the Amended and Restated Agreement of Limited Partnership dated as of July 1, 1994 to set forth fully their rights, obligations and duties as the General Partner and the Limited Partners of the Partnership, respectively (the “Partners”).

NOW, THEREFORE, it is hereby agreed that the Original Agreement shall be amended and restated as follows:

Section 1	Continuation and Name. The Partners hereby agree to continue, pursuant to the Maryland Revised Uniform Limited Partnership Act (the “Act”), the limited partnership now renamed as RH of Texas Limited Partnership (the “Partnership”).

Section 2	Principal Office and Resident Agent. The principal office of the Partnership in Maryland shall be c/o The Ryland Group, Inc., 1100 Broken Land Parkway, Columbia, Maryland 21044-3562. The name and address of the Maryland resident agent for the Partnership is Timothy Geckle, c/o The Ryland Group, Inc., 11000 Broken Land Parkway, Columbia, Maryland 21044-3562. The name and address of the Texas resident agent for the Partnership is Corporation Service Company d/b/a CSC - Lawyers Incorporating Service Company, whose address is 1 Commodore Plaza, 800 Brazos, Suite 750, Austin, Texas 78701.

Section 3	Purpose. The purposes of the Partnership are (1) to own and operate a residential home building business in San Antonio, Texas, Austin, Texas, Houston, Texas and Dallas, Texas markets and in such other markets as the Partners shall agree upon, and (2) to do and perform all acts necessary, convenient or incidental to the achievement of the foregoing.

Section 4	Term. The Partnership commenced upon the filing of a certificate of limited partnership with the Maryland State Department of Assessments and Taxation on March 29, 1993 and shall continue in full force and effect until December 31, 2023, unless sooner terminated (a) pursuant to the further terms of this Agreement or (b) under Section 10-801 of the Act.

Section 5	Partners and Percentage Interest. The names, addresses and designations of the General Partner and the Limited Partners of the Partnership are as set forth on Exhibit A attached hereto. Each Partner shall have a percentage interest (“Percentage of Interest”) in the Partnership as set forth opposite its respective name on Exhibit A attached hereto. New partners may be admitted to the Partnership upon the consent of all the Partners and on such terms as shall be agreed upon by all of the Partners and the new partners.

Section 6	Capital. Any Partner, with the consent of the other Partners, may make additional contributions to the capital of the Partnership at such time or times, and upon such conditions, as the Partners may determine.

Section 7	Capital Accounts. An individual capital account shall be maintained for each Partner. Each Partner’s capital account shall consist of its original capital contribution: (a) increased by its additional contributions to capital and its share of Partnership profits and income, and (b) decreased by its share of Partnership losses and by distributions to it. No Partner shall be paid interest on any capital contribution, and except as otherwise provided in this Agreement, no Partner shall have the right to withdraw or receive any return of its capital contribution. Under circumstances requiring a return of any capital contribution, no Partner shall have the right to receive property other than cash. Increases or decreases to a Partner’s capital account shall not affect a Partner’s Percentage of Interest.

Section 8	Allocation of Profits and Losses.

A.	Profits. After giving effect to the special allocations set forth in C and D hereof, Profits for any fiscal year shall be allocated in the following order and priority:

1.	First, the Partners will be allocated, pro rata, based on negative Capital Account balances, an amount which is equal to the amount, if any, by which zero exceeds the balance in such Partner’s Capital Account determined after all distributions are made for the current year;

2.	Second, the balance, if any, shall be allocated 1% to RHTX and 99% to RHIT.

B.	Losses. After giving effect to the special allocations set forth in C and D hereof, Losses for any fiscal year shall be allocated as follows:

1.	First, to the Partners, pro rata, according to the positive balance in their Capital Accounts until their Capital Accounts are reduced to zero; and

2.	The balance, if any, shall be allocated 1% to RHTX and 99% to RHIT.

C.	Special Allocations. The following special allocations shall be made in the following order:

1.	Qualified Income Offset. In the event a Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1 (b) (2) (ii) (d) (4), 1.704-1 (b) (2) (ii) (d) (5), or 1.704-1 (b) (2) (ii) (d) (6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the negative Capital Account balances, taking into account the items described in Regulations Sections 1.704-1 (b) (ii) (2) (d) (4), 1.704-1 (b) (2) (ii) (d) (5) and 1.704-1 (b) (ii) (2) (d) (6) plus any amounts which such Partner is required to restore to the Partnership on liquidation (or that are treated as such amounts under Regulations Section 1.704-1 (b) (2) (ii) (c) created by such adjustments, allocations or distributions as quickly as possible. This Section 8 (C) (1) is intended to comply with the qualified income offset requirement in Regulations Section 1.704-1 (b) (ii) (2) (d) and shall be interpreted consistently therewith.

2.	Gross Income Allocations. In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year that is in excess of the amount the Partner is obligated to restore pursuant to any provision of this Agreement, the Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8 (C) (2) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 8 have been tentatively made and as if this Section 8 (C) (2) were not in the Agreement.

3.	Limitation on the Allocation of Loss. In the event an allocation of Loss would cause a Partner to have a deficit Capital Account (determined after reducing such Capital Account balance by the items described in Regulations Section 1.704-1 (b)(2)(ii)(d)(4), (5) and (6) at the end of any Partnership fiscal year that is in excess of the amount the Partner is obligated to restore pursuant to any provision of this Agreement, then the allocation of Loss shall not be made to such Partner, but shall be made instead to the other Partners.

4.	Code Section 704(c) Allocations. In the event Code Section 704(c) or Regulations Section 1.704-1 (b)(2)(iv) require the allocations of taxable income or loss of the Partnership in a manner different than that set forth herein, the provisions of Code Section 704(c) and the Regulations thereunder shall control such allocations among the Partners.

5.	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

D.	Curative Allocations.

1.	It is the intent of the Partners that each Partner’s distributive share of Profits, Losses and items of gain, income, loss and deduction shall be determined and allocated in accordance with this Section 8 to the fullest extent permitted by Code Section 704(b). In order to preserve and protect the determinations and allocations provided for in this Section 8, the Partners are authorized and directed to allocate Profits, Losses and items of gain, income, loss and deduction arising in any year differently than otherwise provided for in this Section 8 to the extent that allocating Profits, Losses or items of gain, income, loss or deduction in the manner provided for in this Section 8 would cause the determinations and allocations of each Partner’s allocable share of Profits, Losses or items of gain, income, loss or deduction not to be permitted by Code Section 704(b) and the Regulations thereunder (hereinafter referred to as a “Curative Allocation”). Any Curative Allocation made pursuant to this Section 8(D) shall be deemed to be a complete substitute for any allocation otherwise provided for in this Section 8 and no amendment to this Agreement shall be required.

2.	In making any Curative Allocations, the Partners are authorized to act only after having been advised by the accountants of the Partnership that, under Code Section 704(b) and the Regulations thereunder, (i) a Curative Allocation is necessary, and (ii) the Curative Allocation is the minimum modification of the allocations otherwise provided for in this Section 8 necessary in order to assure that, either in the then current year or in any preceding year, each Partner’s allocative share of Profits, Loss or items of gain, income, loss or deduction is determined and allocated in accordance with this Section 8 to the fullest extent permitted by Code Section 704(b) and the Regulations thereunder.

3.	If the Partners are required by this Section 8(D) to make any Curative Allocation in a manner less favorable to a Partner than is otherwise provided for in this Section 8, then the Partners are authorized and directed, insofar as they are advised by the accountants to the Partnership, that it is permitted by Code Section 704(b) to allocate Profits, Losses and items of gain, income, loss and deduction arising in later years so as to bring the allocations of Profits, Losses and items of gain, income, loss and deduction to the Partners as nearly as possible to the allocations thereof otherwise contemplated by the Section 8.

E.	Other Allocations Rules.

1.	For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Partners using any permissible method under Code Section 706 and the Regulations thereunder.

2.	Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.

F.	Distributions. For each fiscal year the Partnership, cash and other property available for distribution (prior to liquidation) shall be paid to the Partners prorata in proportion to their respective Percentages of Interest. In the event that the Partnership is liquidated or dissolved, the assets of the Partnership shall be distributed to the Partners prorata in accordance with their respective capital account balances after all allocations of income and loss for the year of liquidation.

Section 9	Management. The General Partner shall have the exclusive right to manage the business of the Partnership, including the sole right to execute legal documents on behalf of the Partnership. The Limited Partners shall not take part in the control of the business of the Partnership or have any right or authority to act for or bind the Partnership except as required by law. The General Partner shall have physical possession of the books and records of the Partnership, shall give such notices, reports and advice to the Partners as may, from time to time, be required or deemed advisable, and shall perform the necessary ministerial functions of the Partnership. Meetings of the Partnership shall be held on five (5) days’ notice or on such shorter notice as may be mutually agreeable to the Partners, on the call of the General Partner or the call of Partners having fifty percent (50%) or more interest in the Partnership. Notice of the time and place of each meeting shall be given in writing by the General Partner to each Partner. No Partner shall receive any compensation or salary for services rendered to the Partnership.

Section 10	Restrictions on Partners. No Partner, without the consent of all Partners, shall:

a)	Sell, assign, mortgage, or pledge its interest in the Partnership;

b)	Assign, transfer, pledge, compromise, or release any claim of the Partnership except for full payment, or arbitrate, or consent to the arbitration of any disputes or controversies involving the Partnership;

c)	Use the name, credit or property of the Partnership for any purpose other than a proper Partnership purpose; or

d)	Do any act in conflict with the Partnership business or which would make it impossible to carry on that business.

Section 11	Restrictions on Transfer. Except as expressly set forth in this Agreement, no transfer by a Partner of any interest in the Partnership shall be made by any

Partner without the prior written consent of the other Partners. Any such attempted transfer in violation of this Agreement shall be null and void and of no effect.

Section 12	Dissolution and Termination.

A.	Upon the Retirement (as hereinafter defined) of the General Partner, any remaining General Partner or, if none, the Retired General Partner or its successors or assigns, shall promptly send notice of such Retirement (the “Retirement Notice”) to each Limited Partner. In such event, any remaining General Partner may elect to continue the Partnership. If the remaining General Partner does not so elect, of if there is no remaining General Partner, the Partnership shall be dissolved unless it is continued by the Partners as provided in Section 12(B).

B.	If, following the Retirement of a General Partner, there is no remaining General Partner of the Partnership or the remaining General Partner does not elect to continue the Partnership, the Partnership shall be dissolved and its affairs wound up unless the Limited Partners, within ninety (90) days after such Retirement, elect to continue the Partnership for the balance of the term specified in Section 4 and to appoint a Substitute General Partner effective as of the date of such Retirement. If the Limited Partners elect to continue the Partnership and admit a substitute General Partner, the relationship of the Partners and of any Person who has acquired an interest in the Partnership shall be governed by this Agreement.

C.	Retirement as to the General Partner, means and shall be deemed to have occurred automatically upon an event of bankruptcy, or voluntary or involuntary withdrawal for any reason from the Partnership. Involuntary withdrawal from the Partnership shall occur wherever a General Partner may no longer continue as a General Partner, by law or pursuant to any terms of this Agreement or by any other compelling reason beyond its control, such as bankruptcy.

D.	Subject to any restriction in any agreement to which the Partnership is party, the Partnership may be dissolved and terminated upon the vote or agreement of a majority-in-interest of the Partners. Upon any such dissolution and termination, the Partners shall promptly liquidate the affairs of the Partnership by discharging all debts and liabilities of the Partnership and by distributing all remaining assets to the Partners as provided in the last sentence of Section 8 hereof.

Section 13	Books and Records. Adequate accounting records of all Partnership business shall be kept and these shall be open to inspection by any of the Partners at all reasonable times. The Partnership shall maintain its accounting records and shall report for income tax purposes on a method of accounting as determined by the General Partner.

Section 14	Bank Accounts. All funds of the Partnership shall be deposited in Partnership checking or other bank accounts and subject to such authorized signatures as the General Partner may determine.

IN WITNESS THEREOF, the General Partner and the Limited Partners, have executed this Amended and Restated Agreement of Limited Partnership as of the day and year first above written.

WITNESS	GENERAL PARTNER
RYLAND HOMES OF TEXAS, INC.

By:
/s/ M. Melinda Thompson	/s/ Timothy J. Geckle
Name: Timothy J. Geckle
Title:

LIMITED PARTNER
RYLAND HOMES INVESTMENT - TEXAS, INC.

By:
/s/ M. Melinda Thompson	/s/ Timothy J. Geckle
Name: Timothy J. Geckle
Title:

LIMITED PARTNER
THE RYLAND GROUP, INC.

By:
/s/ M. Melinda Thompson	/s/ Timothy J. Geckle
Name: Timothy J. Geckle
Title:

RH OF TEXAS LIMITED PARTNERSHIP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Exhibit A

Name and Mailing Address	Percentage of Interest
General Partner
Ryland Homes of Texas, Inc.
11000 Broken Land Parkway	1%
Columbia, Maryland 21044-3562

Limited Partner
Ryland Homes Investment - Texas, Inc.
11000 Broken Land Parkway	98%
Columbia, Maryland 21044-3562

The Ryland Group, Inc.
11000 Broken Land Parkway
Columbia, Maryland 21044-3562	1%

TOTAL	100%

EXHIBIT A